Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
NEWS
FOR IMMEDIATE RELEASE
Clinical Data, Inc. to Sell FAMILION® Testing and Pharmacogenomics Biomarker Development Business for $15.4 Million Plus Potential Milestones, Royalties and other Consideration
- Sale Completes Strategic Transition to a Pharmaceutical Company with a PDUFA date for vilazodone in January 2011 -
NEWTON, MA. — November 29, 2010 — Clinical Data, Inc. (NASDAQ: CLDA) today announced that it has signed a definitive asset purchase agreement with Transgenomic, Inc. (OTCBB: TBIO) to sell its genetic and pharmacogenomic testing and biomarker development business for approximately $15.4 million, including $6 million in cash, a three-year promissory note for $8.5 million bearing interest at 10%, and a second, one-year promissory note for $932,000 bearing interest at 6.5%. Both promissory notes will be secured by all of the assets of Transgenomic. In addition, Clinical Data will receive a percentage of accounts receivables collected by Transgenomic after the closing, as well as milestones and royalty payments on the anticipated development and commercialization of multiple new pharmacogenomic diagnostic products. The transaction will complete Clinical Data’s transformation to a pharmaceutical company with a deep product pipeline including two late-stage compounds, the most advanced of which is vilazodone, a new treatment in development for Major Depressive Disorder, followed by Stedivaze, a coronary vasodilator in Phase III development for myocardial perfusion imaging. A New Drug Application for vilazodone was accepted for review by the U.S. Food and Drug Administration (FDA) on May 21, 2010, with January 22, 2011 currently assigned for decision-making by the FDA under the Prescription Drug User Fee Act or PDUFA.
“Once closed, this sale will complete Clinical Data’s strategic transition to a pharmaceutical company and the monetization of our non-core assets, thereby permitting us to fully focus our resources on advancing our late-stage therapeutic programs,” said Drew Fromkin, President and CEO of Clinical Data. “This divestiture will also reduce our cash consumption from non-core assets and enable our commercial team to focus exclusively on the launch of vilazodone, subject to the successful completion of FDA review. We are pleased that Transgenomic will apply its significant knowledge in specialty diagnostics and proprietary technologies to the FAMILION brand of cardiac genetic tests and the PGxPredict® pharmacogenomic tests.”
Under the terms of the asset purchase agreement, Transgenomic will acquire Clinical Data’s FAMILION family of genetic tests for inherited heart diseases and biomarkers underlying the PGxPredict tests which predict drug response, as well as the infrastructure that supports the business. In addition to the cash and promissory notes to be received by Clinical Data at closing, the Company will also share in the collection of accounts receivables to be collected over the first eighteen months after closing, which is estimated to be as high as $1.8 million, receive milestones of up to $500,000 in cash or in Transgenomic’s stock upon the commercial launch of two pharmacogenomic tests, and royalty payments on the development and commercialization of multiple new diagnostic products that leverage the biomarker patent estate and expertise sold by Clinical Data. The transaction, which is subject to the completion of financing arrangements by Transgenomic, regulatory approvals and certain other customary closing conditions, is currently expected to close by the end of the calendar year.
Clinical Data was advised in the transaction by Wedbush PacGrow Life Sciences, which also provided a fairness opinion to the Company’s Board of Directors.
About Clinical Data, Inc.
Clinical Data develops first-in-class and best-in-category therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in major therapeutic areas including oncology and inflammatory diseases. Clinical Data plans to differentiate its therapeutics by combining its drug development and biomarker expertise to develop products with enhanced efficacy and tolerability, improving patient health and reducing costs. To learn more, please visit the Company’s website at www.clda.com.
CONTACT INFORMATION:
Theresa McNeely
Vice President
Corporate Communications
Clinical Data, Inc.
617-467-6673
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our the expected benefits of, and the ability to consummate, the asset sale to Transgenomic, and our ability to obtain regulatory approval for, and successfully introduce, vilazodone, Stedivaze and our other drug candidates; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements contained in this press release. These risks and uncertainties include, but are not limited to, whether we and Transgenomic will be able to satisfy all closing conditions to the transaction, including the completion of financing arrangements by Transgenomic; whether we will realize the full consideration and contingent consideration contemplated by the asset sale to Transgenomic; whether we will realize the improvements in our operations that we expect from the Transgenomic asset sale;

whether vilazodone, Stedivaze or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, vilazodone, Stedivaze or any of our other therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone, Stedivaze or any of our other therapeutic products will be successfully marketed if approved; the strength of our intellectual property rights; competition from pharmaceutical and biotechnology; general economic conditions; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, and Current Reports on Form 8-K filed from time to time by the Company.
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